FOR IMMEDIATE RELEASE	Contact: Carrie O'Connor
February 18, 2016	Senior Director of Communications
317.465.0469
coconnor@fhlbi.com

Federal Home Loan Bank of Indianapolis Reports Dividends, 2015 Financial Results
Assets up more than 20%, driven by strong growth in depository advances, mortgage purchases

Indianapolis, IN…Today the Board of Directors of the Federal Home Loan Bank of Indianapolis ("FHLBI" or "bank") declared dividends on Class B-1 and Class B-2 capital stock at annualized rates of 4.25% and 3.40%, respectively. The dividend amounts will be paid in cash on February 19, 2016.

"We're pleased to declare yet another strong dividend to our shareholders reflecting the bank’s profitability for 2015," FHLBI President-CEO Cindy Konich noted. "FHLBI's success in providing our members with access to simple and meaningful liquidity solutions continues to deliver solid returns as well."

Financial Results Summary

FHLBI's net income for the fourth quarter of 2015 was $28 million, an increase of $10 million compared to the same period in the prior year. This increase resulted primarily from lower net unrealized losses on our derivatives and hedging portfolio and higher net interest income. Net interest income after provision for credit losses for the fourth quarter of 2015 was $52 million, an increase of $4 million compared to the same period in the prior year.

Net income for the year ended December 31, 2015 was $121 million, an increase of $4 million compared to the prior year due primarily to higher net interest income, partially offset by lower net proceeds from litigation settlements related to certain private-label mortgage-backed securities. Net interest income after provision for credit losses was $196 million, an increase of $11 million compared to the prior year.

FHLBI derives its net income primarily through net interest income earned on advances to and mortgage loans purchased from its Indiana and Michigan member financial institutions, as well as on long- and short-term investments. The bank's net interest income is primarily determined by the spread between the interest earned on assets and the interest cost on consolidated obligations. The increase for the quarter and year was due to increased volume in the bank's advances and mortgage loan portfolios.

In 2015, the bank allocated $13 million to its Affordable Housing Program ("AHP"), which provides grant funding for housing for low- and moderate-income families in Michigan and Indiana. In 2016, these funds will be available to FHLBI members to help address their communities' affordable housing needs, including housing rehabilitation, construction and accessibility, and homebuyer down-payment assistance. The bank's annual AHP contribution is a fixed amount based on 10% of earnings before interest expense on mandatorily redeemable capital stock.

"We look forward to using these 2016 allocations to make a real difference in the lives of Michigan and Indiana families," Konich said. "Almost 1,200 families will find themselves in new homes due to the AHP dollars we disbursed to members throughout FHLBI's district in 2015."

Balance Sheet Highlights

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Total assets at December 31, 2015 were $51 billion. The net increase of $9 billion, or 21%, compared to December 31, 2014 was primarily attributable to an increase in advances and purchases of mortgage loans from members.

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Total liabilities at December 31, 2015 were $48 billion. The net increase of $9 billion compared to December 31, 2014 was primarily attributable to an increase in consolidated obligations to fund our asset growth.

•	Total capital at December 31, 2015 was $2 billion, relatively unchanged from December 31, 2014.

Advances

Advances are secured loans we provide to FHLBI member institutions. In general, usage of advance products fluctuates in accordance with members' funding needs related to their deposit levels, mortgage pipelines, investment opportunities, available collateral, balance sheet strategies, and the cost of alternative funding opportunities.

FHLBI's advances outstanding totaled $27 billion at December 31, 2015, a net increase of $6 billion, or 29%, compared to December 31, 2014, driven by a 59% growth in advances to depository members and a 13% increase in advances to insurance company members. Advances to insurance companies accounted for 54% of advances at December 31, 2015, while advances to depository institutions - comprising commercial banks, thrifts and credit unions - accounted for 46% of the bank's advance portfolio.

Mortgage Loans Held for Portfolio

Mortgage loans held for portfolio totaled $8 billion at December 31, 2015, a net increase of $1 billion, or 19%, from December 31, 2014, due to increased member use of the bank's Mortgage Purchase Program ("MPP") Advantage product. Through MPP Advantage, FHLBI purchases mortgage loans from members to support its housing mission, provide an additional source of liquidity to members, and diversify its investments. In general, the volume of mortgage loans purchased is affected by several factors, including interest rates, competition, the general level of housing activity in the United States, the level of refinancing activity and consumer product preferences. FHLBI's mortgage loan purchases totaled $2.7 billion for the year ended December 31, 2015, an increase of 70% compared to 2014.

"Our MPP program continues to be an important liquidity option for our depository members, providing them simple, reliable and competitive access to the secondary mortgage market," Konich stated.

Consolidated Obligations

The primary source of funds for FHLBI, and for the other Federal Home Loan Banks ("FHLBanks"), is the sale of FHLBanks' consolidated obligations in the capital markets, issued through the FHLBanks' Office of Finance.

FHLBI's consolidated obligations outstanding at December 31, 2015 totaled $47 billion, a net increase of $9 billion compared to December 31, 2014 based on higher funding needs primarily driven by increased demand for advances and purchases of mortgage loans. The primary liability for these consolidated obligations rests with FHLBI; however, we are also jointly and severally liable with the other FHLBanks for the payment of the principal and interest on all consolidated obligations of each of the FHLBanks.

Capital

FHLBI is a cooperative whose member financial institutions and former members (or their legal successors) own all of its capital stock as a condition of membership or to support their outstanding borrowings. For the year ended December 31, 2015, total capital increased by $11 million as a result of the growth of retained earnings and members' purchases of additional capital stock, offset by an excess capital stock repurchase in May 2015.

Total regulatory capital consists of capital stock, mandatorily redeemable capital stock and retained earnings. The bank's regulatory capital-to-assets ratio at December 31, 2015 was 4.7%, which exceeds all applicable regulatory capital requirements.

All amounts referenced above and in the following table are unaudited. More detailed information about FHLBI's financial results for the year ended December 31, 2015 will be included in the bank's Annual Report on Form 10-K, which we intend to file by mid-March.

Federal Home Loan Bank of Indianapolis

Financial Highlights (unaudited)

($ amounts in millions, as rounded)

	Three Months Ended		Year Ended
	December 31,		December 31,
Condensed Statements of Income	2015	2014	2015	2014
Net interest income after provision for credit losses	$52	$48	$196	$185
Other income	(2)	(10)	10	13
Other expenses	19	19	72	68
Affordable Housing Program assessments	3	1	13	13
Net income	$28	$18	$121	$117

Condensed Statements of Condition	December 31, 2015	December 31, 2014
Advances	$26,909	$20,789
Mortgage loans held for portfolio, net	8,146	6,820
Investments (1)	10,415	10,539
Other assets (2)	5,150	3,705
Total assets	$50,620	$41,853

Consolidated obligations	$47,125	$38,071
Mandatorily redeemable capital stock	14	16
Other liabilities	1,095	1,391
Total liabilities	48,234	39,478
Capital stock, Class B putable	1,528	1,551
Retained earnings (3)	835	777
Accumulated other comprehensive income	23	47
Total capital	2,386	2,375
Total liabilities and capital	$50,620	$41,853

Total regulatory capital (4)	$2,377	$2,344

(1)	Includes held-to-maturity securities, available-for-sale securities, and interest-bearing deposits.

(2)	Includes cash and due from banks of $4,932 million and $3,551 million at December 31, 2015 and December 31, 2014, respectively.

(3)	Includes restricted retained earnings of $130 million and $105 million at December 31, 2015 and December 31, 2014, respectively.
(4) Consists of total capital less accumulated other comprehensive income plus mandatorily redeemable capital stock.

Safe Harbor Statement

This document may contain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 concerning plans, objectives, goals, strategies, future events or performance. Forward-looking statements can be identified by words such as "anticipates," "intends," "plans," "seeks," "believes," "estimates," "expects" or the negative of these terms or comparable terminology. Any forward-looking statement contained in this document reflects our current beliefs and expectations. Actual results or performance may differ materially from what is expressed in any forward-looking statements.

Any forward-looking statement contained in this document speaks only as of the date on which it was made. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. Readers are referred to the documents filed by us with the U.S. Securities and Exchange Commission, specifically reports on Form 10-K and Form 10-Q, which include factors that could cause actual results to differ from forward-looking statements. These reports are available at www.sec.gov.

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Building Partnerships. Serving Communities.
The Federal Home Loan Bank of Indianapolis (FHLBI) is a regional bank included in the Federal Home Loan Bank System. FHLBanks are government-sponsored enterprises created by Congress to ensure access to low-cost funding for their member financial institutions, with particular attention paid to providing solutions that support the housing and small business needs of members' customers. FHLBanks are privately capitalized and funded, and receive no Congressional appropriations. FHLBI is owned by its Indiana and Michigan financial institution members, which include commercial banks, credit unions, insurance companies, savings banks and CDFIs. For more information about FHLBI, visit www.fhlbi.com.